SMSC REPORTS 22% YEAR-OVER-YEAR INCREASE IN SECOND QUARTER FISCAL 2007 SALES & REVENUES

Sales & Revenues and Earnings Exceed Prior Company Expectations

Hauppauge, NY – October 5, 2006 – SMSC (Nasdaq: SMSC) today announced second quarter fiscal 2007 sales and revenues of $96.7 million, up 22% from $79.1 million in last fiscal year’s second quarter, and up 12% sequentially from this year’s first quarter. On a GAAP basis, operating income in the second quarter was $7.4 million, or 7.7% of sales and revenues, and net income was $5.7 million, or $0.25 per diluted share. GAAP results for the second quarter of fiscal 2007 include a charge of $3.6 million for equity-based compensation as per the requirements of FASB Statement No. 123®, Share Based Payment (“SFAS 123®”), adopted as of the beginning of this fiscal year.

SMSC also presents non-GAAP financial measures to provide additional insight into underlying operating performance on a comparable basis. For fiscal 2006, the non-GAAP measures exclude the write-off of in-process research and development costs acquired in the acquisition of OASIS SiliconSystems (“OASIS”) and the non-cash charges and credits associated with Stock Appreciation Rights (“SARs”). For fiscal 2007, the non-GAAP measures exclude non-cash charges and credits associated with the adoption of SFAS 123®, and in both periods exclude the amortization of acquired intangible assets. Reconciliations of GAAP to non-GAAP measures for the three and six month periods ended August 31, 2006 and 2005 are provided in schedules accompanying this release.

On a non-GAAP basis, for the three months ended August 31, 2006, operating income was $12.1 million, or 12.6% of sales and revenues (an increase of $4.0 million or 49% from the same period last year), net income was $8.9 million (an increase of $3.6 million or 68% from the same period last year) and net income per diluted share was $0.39 (an increase of $0.14 or 56% from last year).

Sales in the Consumer Electronics and Infotainment market increased to $38.1 million, or 39% of total sales and revenues, as compared with $31.0 million, or 36% of total sales and revenues, in the first quarter of fiscal 2007, and $26.1 million in the second quarter of fiscal 2006 as a result of the ramping of new design wins. Mobile and Desktop PC product sales increased by $4.2 million over first quarter results to $41.6 million, lead by increased sales of mobile PC products, and were up from $39.0 million in the second quarter of fiscal 2006. The overall contribution of Mobile and Desktop PC product sales to total sales and revenues declined from the second quarter of fiscal 2006 from 49% to 43% due to the strong revenue growth in the Consumer Electronics and Infotainment market in relation to total sales and revenue growth. Industrial and Other (including IP Revenues) were $17.0 million, and accounted for 18% of total sales and revenues. To aid investors, sales and revenues by vertical market category for each of the last six fiscal quarters is provided as supplemental un-audited information on SMSC’s website.

For the six months ended August 31, 2006, total sales and revenues increased 24% to $182.8 million. On a GAAP basis, operating income and operating margin increased significantly, and net income per diluted share increased from $0.14 to $0.62 on a year-over-year basis. Operating income on a non-GAAP basis increased by $6.9 million or 48%, and operating margins increased from 9.7% to 11.7% from the prior year’s six-month period. Results for the six months ended August 31, 2005 include five months of operating results from the product lines acquired with OASIS on March 30, 2005. For the six months ended August 31, 2006, the provision for taxes includes a favorable impact of $0.7 million from the utilization of a net operating loss in Germany.

Cash and short term investments at August 31, 2006 were $131.7 million, down from $155.0 million at February 28, 2006, primarily as a result of the payment of additional consideration to the former OASIS shareholders, selective share repurchases and net investment necessary to support growth in the business. SMSC previously disclosed that the former OASIS shareholders earned an additional $16.4 million of consideration, consisting of approximately 0.2 million shares of SMSC common stock valued at $4.0 million, and $12.4 million of cash, all of which was tendered and paid during the first quarter of fiscal 2007. Working capital increased by $11.6 million or 6.7% to $184.3 million in the six month period ended August 31, 2006. During the second quarter SMSC repurchased 70,000 shares of common stock for approximately $1.8 million. SMSC has no bank debt, and book value per share as of August 31, 2006 was $16.16 as compared with $15.18 as of February 28, 2006.

Steven J. Bilodeau, Chairman and Chief Executive Officer, said, “We are pleased to report another quarter of solid year-over-year and sequential growth. Revenues increased by 22% from the same period last year, and 12% over the first quarter of fiscal 2007. GAAP operating income as a percentage of sales was 7.7% and net income per diluted share was $0.25. Operating income was 12.6% of sales and net income was $0.39 per diluted share on a non-GAAP basis, exceeding the Company’s prior estimate.

“We continue to realize revenue growth in the Consumer Electronics and Infotainment market. Our revenues in the PC market vertical increased by $4.2 million or 11% sequentially from the first quarter results. We anticipate continued sequential growth in each of our market verticals in the third quarter, and we still expect SMSC’s performance to substantially outpace the overall semiconductor market growth rate once again this year.”

For the third quarter of fiscal 2007, total revenues are expected to be between $96 and $98 million, which at the midpoint of this range would represent approximately 11% year-over-year growth. Non-GAAP net income, excluding the impact of all SARs and stock option compensation expenses and amortization of acquired intangibles, is expected to be between $0.38 and $0.42 per diluted share, assuming approximately 23 million diluted weighted average shares outstanding. Non-GAAP guidance is presented to provide comparability to historical non-GAAP financial measures. On a GAAP basis, net income of $0.23 to $0.27 per diluted share is expected for the third quarter of fiscal 2007.

A management teleconference to discuss the quarterly results is scheduled for 8:00 AM EDT on October 6, 2006. Slide presentation materials containing additional disclosure regarding results and future earnings expectations, and a link to a webcast of the teleconference will be accessible from the investor relations section of SMSC’s website at www.smsc.com.

About SMSC:
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal system controllers, non-PCI Ethernet, ARCNET, MOST and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

Forward Looking Statements:
SMSC’s quarterly results of operations have not been audited by the Company’s independent accountants. Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, the effects of changing economic conditions domestically and internationally and on our customers; changes in customer order patterns, our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company’s reports filed with the SEC. Investors are advised to read the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

Use of Non-GAAP Financial Information

Included within the press release are non-GAAP financial measures that supplement the Company’s Consolidated Statements of Operations prepared under general accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company’s actual results prepared under GAAP to exclude certain charges as more fully described in the accompanying press release. The non-GAAP measures have been reconciled to and should be considered together with the Consolidated Statements of Operations. These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company’s management believes that this information assists in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

SMSC is a registered trademark of Standard Microsystems Corporation.

Contact:
Carolynne Borders
Director of Corporate Communications
SMSC
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2006	2005	2006	2005
Sales and revenues	$96,663	$79,060	$182,807	$147,867
Costs and expenses:
Costs of goods sold	52,359	44,372	97,273	80,864
Research and development	17,142	14,685	32,310	27,651
Selling, general and administrative	18,159	18,554	31,962	32,145
Amortization of intangible assets	1,591	1,557	3,160	2,710
In-process research and development	—	—	—	895

Income (loss) from operations	7,412	(108)	18,102	3,602
Interest income	1,173	649	2,319	1,372
Interest (expense)	(111)	(23)	(144)	(44)
Other income (expense), net	9	18	(53)	(8)

Income before provision for income taxes	8,483	536	20,224	4,922
Provision for income taxes	2,756	517	5,864	1,876

Net income	$5,727	$19	$14,360	$3,046

Basic net income per share:	$0.26	$0.00	$0.66	$0.15

Diluted net income per share:	$0.25	$0.00	$0.62	$0.14

Weighted average common shares outstanding:
Basic	21,904	20,630	21,864	20,325
Diluted	22,784	21,611	23,005	21,071

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	August 31,	February 28,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$25,569	$43,932
Short-term investments	106,146	111,101
Accounts receivable, net	47,846	39,802
Inventories	53,271	41,861
Deferred income taxes	18,555	17,457
Other current assets	6,653	5,651

Total current assets	258,040	259,804

Property, plant and equipment, net	47,774	38,140
Goodwill	96,748	94,606
Intangible assets, net	42,817	44,039
Deferred income taxes	7,170	8,307
Other assets	3,097	3,314

Total assets	$455,646	$448,210

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$28,025	$27,220
Deferred income on shipments to distributors	16,724	13,205
Accrued consideration payable pursuant to business acquisition agreement	—	17,750
Accrued expenses, income taxes and other liabilities	28,945	28,919

Total current liabilities	73,694	87,094

Deferred income taxes	9,985	9,817
Other liabilities	13,895	17,330

Shareholders’ equity:
Preferred stock	—	—
Common stock	2,440	2,400
Additional paid-in capital	259,094	250,792
Retained earnings	127,002	112,642
Treasury stock, at cost	(32,038)	(25,961)
Deferred stock-based compensation	—	(3,953)
Accumulated other comprehensive income (loss)	1,574	(1,951)

Total shareholders’ equity	358,072	333,969

Total liabilities and shareholders’ equity	$455,646	$448,210

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Three Months Ended August 31,
	2006	2005
Income (loss) from operations – GAAP basis (a)	$7,412	$(108)
Non-GAAP adjustments:
Stock-based compensation included in: (b)
Costs of goods sold	270	380
Research and development	1,186	1,429
Selling, general and administrative	1,683	3,893

	3,139	5,702
FMV adjustment – OASIS opening inventory (c)	–	974
Amortization of intangible assets (d)	1,591	1,557

Income from operations – non-GAAP basis (e)	$12,142	$8,125

Net income – GAAP basis	$5,727	$19
Non-GAAP adjustments (as scheduled above)	4,730	8,233
Tax effect of non-GAAP adjustments (f)	(1,537)	(2,954)

Net income – non-GAAP basis	$8,920	$5,298

GAAP Net income per share – diluted	$0.25	$–

Non-GAAP Net income per share – diluted (g)	$0.39	$0.25

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) 7.7% and (0.1)% of total sales and revenues, respectively.

(b)	To eliminate non-cash compensation expense for Stock Appreciation Rights (“SARs”) and stock options as recorded under GAAP applicable in each period presented. As SARs are exercised, the actual cash cost is included within these non-GAAP operating measures. Cash paid in connection with exercises of SARs totaled $13K (of which $11K was included in Costs of goods sold and $2K in Research and development) in the three month period ended August 31, 2006. No SARs awards had become exercisable as of August 31, 2005. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they are issued primarily in connection with the Company’s annual employee incentive compensation program.

(c)	To eliminate the impact on Costs of goods sold of the write up to fair value of inventory from the OASIS SiliconSystems Holding AG (“OASIS”) acquisition, to the extent such inventory was sold in the three month period ended August 31, 2005.

(d)	To eliminate the amortization of intangible assets acquired in the fiscal 2006 acquisition of OASIS and the fiscal 2003 acquisition of Gain Technology Corporation.

(e)	12.6% and 10.3% of total sales and revenues, respectively.

(f)	To adjust the provision for income taxes related to the adjustments described in notes (b), (c) and (d) above, based on applicable incremental tax rates.

(g)	Computed using average number of GAAP-equivalent diluted shares outstanding for each period presented.

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
(in thousands, except per share amounts)

	Six Months Ended August 31,
	2006	2005
Income from operations – GAAP basis (a)	$18,102	$3,602
Non-GAAP adjustments:
Stock-based compensation included in: (b)
Costs of goods sold	(218)	372
Research and development	652	1,397
Selling, general and administrative	(395)	3,808

	39	5,577
FMV adjustment – OASIS opening inventory (c)	–	1,587
Amortization of intangible assets (d)	3,160	2,710
In-process research and development (e)	–	895

Income from operations – non-GAAP basis (f)	$21,301	$14,371

Net income – GAAP basis	$14,360	$3,046
Non-GAAP adjustments (as scheduled above)	3,199	10,769
Tax effect of non-GAAP adjustments (g)	(1,078)	(3,908)

Net income – non-GAAP basis	$16,481	$9,907

GAAP Net income per share – diluted	$0.62	$0.14

Non-GAAP Net income per share – diluted (h)	$0.72	$0.47

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a) 9.9% and 2.4% of total sales and revenues, respectively.

(b)	To eliminate non-cash compensation expense for Stock Appreciation Rights (“SARs”) and stock options as recorded under GAAP applicable in each period presented. As SARs are exercised, the actual cash cost is included within these non-GAAP operating measures. Cash paid in connection with exercises of SARs totaled $44K (of which $11K was included in Costs of goods sold, $14K was in Research and development and $19K in Selling, general and administrative) in the six month period ended August 31, 2006. No SARs awards had become exercisable as of August 31, 2005. The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they are issued primarily in connection with the Company’s annual employee incentive compensation program.

(c)	To eliminate the impact on Costs of goods sold of the write up to fair value of inventory from the OASIS SiliconSystems Holding AG (“OASIS”) acquisition, to the extent such inventory was sold in the six month period ended August 31, 2005.

(d)	To eliminate the amortization of intangible assets acquired in the fiscal 2006 acquisition of OASIS and the fiscal 2003 acquisition of Gain Technology Corporation.

(e)	To eliminate the charge for in-process research and development, expensed immediately upon completion of the OASIS acquisition on March 30, 2005.

(f)	11.7% and 9.7% of total sales and revenues, respectively.

(g)	To adjust the provision for income taxes related to the adjustments described in notes (b), (c), (d) and (e) above, based on applicable incremental tax rates.

(h)	Computed using average number of GAAP-equivalent diluted shares outstanding for each period presented.